       As Filed with Securities and Exchange Commission on June 27, 1997
                                                      Registration No. 333-26305

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                                  ROMTECH, INC.
             (Exact name of registrant as specified in its charter)

         Pennsylvania                                  23-2694937
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)

                         2000 Cabot Boulevard, Suite 110
                          Langhorne, Pennsylvania 19047
                                 (215) 750-6606
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               Joseph A. Falsetti
                      Chairman and Chief Executive Officer
                                  RomTech, Inc.
                         2000 Cabot Boulevard, Suite 110
                               Langhorne, PA 19047
                                 (215) 750-6606
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                           Ellen Pulver Flatt, Esquire
                           McCausland, Keen & Buckman
                             Radnor Court, Suite 160
                             259 Radnor-Chester Road
                                Radnor, PA 19087

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

================================================================================

                         CALCULATION OF REGISTRATION FEE


                                                          Proposed Maximum             Proposed Maximum
   Title of Shares to be            Amount to be         Aggregate Price Per          Aggregate Offering           Amount of
         Registered                Registered (1)               Share (2)                    Price             Registration Fee (3)
-----------------------------------------------------------------------------------------------------------------------------------
        Common Stock                   2,661,422            $1.625                     $4,206,596.88                $2,425.70

(1) This Registration Statement covers shares owned by certain selling shareholders which shares may be offered from time to time by the selling shareholders. Of the 2,661,422 shares to be registered, 901,658 of the shares represent a good faith estimate of the maximum number of shares to be issued upon conversion of the Registrant's Class Two Convertible Preferred Stock based on an assumed conversion price of $1.41, and 1,146,790 of the shares represent a good faith estimate of the maximum number of shares to be issued upon conversion of the Registrant's Class Three Convertible Preferred Stock based on an assumed conversion price of $1.09. Since the number of shares is presently an indeterminate number, such number may be adjusted in accordance with Rule 416.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 based upon the average of the bid and asked price of Registrant's Common Stock on June 23, 1997 on the Nasdaq SmallCap Market.

(3) The amount of Registration Fee represents the fee paid upon initial filing of this Registration Statement of $1,822.32, plus an additional filing fee of $603.38 based upon the additional 1,225,325 shares being registered pursuant to this Registration Statement at an estimated maximum aggregate offering price per share of $1.625.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION DATED JUNE 27, 1997

                                   PROSPECTUS

                                  ROMTECH, INC.
                        2,661,422 shares of Common Stock

         Up to 2,661,422 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of RomTech, Inc., a Pennsylvania corporation ("RomTech" or the "Company"), may be offered from time to time under this prospectus by the selling shareholders listed herein under "Selling Shareholders" (collectively, the "Selling Shareholders"). This prospectus shall also cover an additional indeterminate number of shares of Common Stock issuable upon conversion of the Company's Class Two Convertible Preferred Stock and Class Three Convertible Preferred Stock, which number is based upon fluctuating market prices. RomTech shall pay all expenses incident to the registration of the Common Stock, including, without limitation, the filing of this Registration Statement, including all registration and filing fees, fees and expenses of compliance with state securities or "blue sky" laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants retained by the Company. Each Selling Shareholder shall pay all expenses relating to the sale of the Shares including any commissions, discounts or other fees payable to broker-dealers and any attorney fees or other expenses incurred by such Selling Shareholder. RomTech will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. RomTech will receive the proceeds from the issuance of Shares to the Selling Shareholders upon exercise of certain warrants, which will be used for debt repayment, redemption of preferred stock, product development, sales and marketing and general working capital purposes.

         The Selling Shareholders have not advised RomTech of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) in the Nasdaq SmallCap Market at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through whom sales of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

         The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ROMT". The average of the bid and asked price of the Common Stock as reported by the Nasdaq SmallCap Market on June 23, 1997 was $1.625 per share.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS June 27, 1997

                              AVAILABLE INFORMATION

         RomTech has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act (the "Registration Statement") with respect to the registration of RomTech Common Stock issuable to the Selling Shareholders. This Prospectus constitutes a part of the Registration Statement and, in accordance with the rules of the Commission, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

         RomTech is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials and other information concerning RomTech are also filed electronically with the Commission and are accessible via the Worldwide Web at http://www.sec.gov.

         The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ROMT." Reports, proxy statements and other information concerning the Company will also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus and made a part hereof:

     (i)  the Annual Report on Form 10-KSB for the year ended June 30, 1996;
     (ii) the Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1996, December 31, 1996, and March 31, 1997;
     (iii) the Definitive Proxy Statement in connection with the Company's 1996 Annual Meeting of Shareholders;
     (iv) the Current Report on Form 8-K dated November 22, 1996;
     (v)  the Current Report on Form 8-K dated February 4, 1997; and
     (vi) the Current Report on Form 8-K dated April 9, 1997.

         All documents filed by RomTech pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for such copies should be directed to RomTech, Inc., 2000 Cabot Boulevard, Suite 110, Langhorne, Pennsylvania 19047,
Attention: Joyce Falsetti, Secretary, telephone (215) 750-6606.

                           FORWARD-LOOKING STATEMENTS

         This Registration Statement contains certain forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, economic and competitive conditions in the software business affecting the demand for the Company's products, the Company's need for additional funds, the development, market acceptance and timing of new products, access to distribution channels and the renewal of licenses for key software products.

                                   THE COMPANY

         RomTech develops, publishes, markets and resells a diversified line of personal computer software for consumer, educational and business applications. The Company offers software titles and personal productivity application products in the education, astronomy and business application markets for use at home and in the office. The Company's product line enables it to serve customers who are seeking a broad range of high-quality software titles and personal productivity application software products. RomTech is a Pennsylvania corporation that was organized in July 1992. RomTech's principal executive offices are located at 2000 Cabot Boulevard, Suite 110, Langhorne, PA 19047, and its telephone number is (215) 750-6606.

                                  RISK FACTORS

         The following factors should be considered carefully in evaluating the Company and its business.

         Early Stage Company; Multimedia Software Business; Losses. The Company commenced operations in July 1992. The Company has experienced losses since inception. The accumulated deficit for the Company through June 30, 1996 and March 31, 1997 is $5,655,004 and $7,205,982, respectively. The Company's operations to date have been funded primarily through proceeds from the Company's initial public offering of common stock in October 1995 and through the sale in private offerings of preferred stock and common stock warrants in November 1996 and April 1997. The Company's operations are subject to all of the risks inherent in the development of an early stage business, particularly in a highly competitive industry, including, but not limited to, development, production and marketing difficulties, competition and unanticipated costs and expenses. The Company's future success will depend upon its ability to increase revenues from the development and marketing of its current and future software products. The development of multimedia software products, which combine text, sound, high quality graphics, images and video, is difficult and time consuming, requiring the coordinated participation of various technical and marketing personnel. Other factors affecting the Company's future success include, but are not limited to, the ability of the Company to overcome problems and delays in product development, market acceptance of products and successful implementation of sales and marketing programs. There can be no assurance that the Company will successfully develop a sustainable multimedia or personal productivity software business and achieve profitability.

         Potential Inability to Manage Growth. The Company's ability to manage growth effectively will depend on its ability to improve and expand its operations, including its financial and management information systems, and to recruit, train and manage additional sales, software development and administrative personnel. There can be no assurance that management will be able to manage growth effectively, or that it will be able to recruit and retain such personnel, and the failure to do either will have a material adverse effect on the Company.

         Need for Additional Funds. The Company's future capital requirements will depend on many factors, including cash flow from operations, continued progress in its software development program, competing technological and market developments and the Company's ability to market its products successfully. If the Company is not able to increase cash flow from operations to a level sufficient to support continued growth of its business, the Company may require additional funds to sustain and expand its product development activities. Adequate funds for these purposes may not be available or may be available only on terms that would result in significant dilution or otherwise be unfavorable to existing shareholders. If the Company is unable to secure additional funding, or if the Company is unable to obtain adequate funds from operations or external sources when required, the Company's inability to do so would have a material adverse effect on the long-term viability of the Company.

         Shares Eligible for Future Sale. Shares of a substantial number of the Company's Common Stock in the public market could adversely affect the market price for the Common Stock. Of the 6,524,699 shares of Common Stock outstanding on March 31, 1997, approximately 4,974,699 shares are "restricted securities" which may be sold publicly pursuant to an effective registration statement under the Securities Act or in reliance upon an applicable exemption from the registration requirements of the Securities Act. Of the 4,974,699 shares of restricted securities, 634,667 shares have been registered pursuant to a registration statement on Form S-3, 7,000 shares are subject to piggyback registration rights and 4,043,461 shares are presently eligible for sale under Rule 144 promulgated under the Securities Act. As of March 31, 1997, options and warrants to purchase 1,181,348 shares of Common Stock were outstanding and were exercisable within 60 days of March 31, 1997, of which 647,385 were immediately exercisable, and 1,000,000 shares of Class One Convertible Preferred Stock ("Class One Preferred Stock") were convertible into 303,030 shares of Common Stock beginning on October 17, 1997. Shares issuable upon the exercise of these options and warrants and upon conversion of the Class One Preferred Stock will be eligible for sale pursuant to an effective registration statement or in reliance upon an applicable exemption from the registration requirements of the Securities Act.

         Recent Sales of Securities. On January 30, 1997, the Company completed a private placement to accredited investors of 1,271,340 shares of Class Two Convertible Preferred Stock (the "Class Two Preferred Stock") and 355,975 Common Stock Warrants (the "Class Two Warrants") which entitle the holders to purchase 355,975 shares of the Company's Common Stock. The Class Two Preferred Stock is convertible beginning six months following the date of issuance into shares of Common Stock equal to the number of shares of Class Two Preferred Stock surrendered for conversion divided by the conversion price, which will be the lower of (i) $3.97 or (ii) ninety percent (90%) of the average of the closing bid price of the Company's Common Stock for the ten (10) business days immediately preceding the date on which the Securities and Exchange Commission declares effective the registration statement of which this Prospectus is a part.

         On April 22, 1997, the Company completed a private placement to accredited investors of 1,250,000 shares of Class Three Convertible Preferred Stock (the "Class Three Preferred Stock") and 62,500 Common Stock Warrants (the "Class Three Warrants") to purchase 62,500 shares of the Company's Common Stock. One-half of the Class Three Preferred Stock is convertible at the option of the holder beginning five days following the date that the SEC declares effective the registration statement of which this Prospectus is a part (the "First Conversion Date"). The remaining one-half of the Class Three Preferred Stock will become convertible thirty days after the First Conversion Date. The conversion price per share (the "Conversion Price") for the Class Three Preferred Stock will range from a high of 80% of the average closing bid price of the Company's Common Stock (the "Average Quoted Price") for the five (5) trading days immediately preceding the date of conversion to a low of 70% of the Average Quoted Price for the five (5) trading days immediately preceding the date of conversion; provided that the Conversion Price will not exceed $5.95 or be less than $.66.

         The issuance of the Class Three Preferred Stock has resulted in anti-dilution adjustments to the Company's Class Two Preferred Stock in accordance with the terms of the Class Two Preferred Stock. The aforementioned sales of securities may result in significant dilution to the current holders of Common Stock. In addition, due to specific accounting guidance recently promulgated by the SEC, the Company's loss per share will be negatively impacted since certain securities issued by the Company contain "in the money" conversion features that will be accounted for in a manner similar to a preferred stock dividend.

         Rapid Technological Change; Product Development. The market for the Company's products is characterized by rapid technological developments, evolving industry standards, swift changes in customer requirements and frequent new product introductions and enhancements. The Company's continued success will be dependent upon its ability to continue to enhance its existing products, develop and introduce in a timely manner new products incorporating technological advances and respond to customer requirements. To the extent one or more of the Company's competitors introduce products that more fully address customer requirements, the Company's business could be adversely affected. There can be no assurance that the Company will be successful in developing and marketing enhancements to its existing products or new products on a timely basis or that any new or enhanced products will adequately address the changing needs of the marketplace. If the Company is unable to develop and introduce new products or enhancements to existing products in a timely manner in response to changing market conditions or customer requirements, the Company's business and operating results could be adversely affected. From time to time, the Company or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay their purchasing decisions in anticipation of such products, which could have a material adverse effect on the Company's business and operating results.

         Uncertainty of Future Operating Results; Fluctuations in Quarterly Operating Results. Historical results of the Company's operating results should not necessarily be considered indicative of future growth, or of future operating results. Future operating results will depend upon many factors, including the demand for the Company's products, the level of product and price competition, the length of the Company's sales cycle, seasonality of individual customer buying patterns, the size and timing of new product introductions and product enhancements by the Company and its competitors, the mix of sales by products, services and distribution channels, levels of international sales, acquisitions by competitors, changes in foreign currency exchange rates, the ability of the Company to develop and market new products and control costs, and general domestic and international economic and political conditions. As a result of these factors, revenues and operating results for any quarter are subject to variation and the

Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful until a representative historical time period is established and should not be relied upon as indications of future performance.

         Highly Competitive Market; Pricing Concerns; Rapidly-Changing Marketing Environment. The markets for personal computer software for consumer, educational and business applications are highly competitive, particularly at the retail shelf level where a rapidly increasing number of software titles are competing for the same amount of shelf space. There are certain competitors of the Company with substantially greater sales, marketing, development and financial resources. The Company believes that the competitive factors affecting the market for its products and services include the traditional attributes used in determining a product's value such as: vendor and product reputation; product quality, performance and price; the availability of products on multiple platforms; product salability; product integration with other enterprise applications; product functionality and features; product ease-of-use; and the quality of customer support services and training. The relative importance of each of these factors depends upon the specific customer involved and while the Company believes it competes favorably in each of these areas, there can be no assurance that it will continue to do so. Moreover, the Company's present or future competitors may be able to develop products comparable or superior to those offered by the Company, offer lower price products or adapt more quickly than the Company to new technologies or evolving customer requirements. Competition is expected to intensify. In order to be successful in the future, the Company must respond to technological change, customer requirements and competitors' current products and innovations. There can be no assurance that it will be able to continue to compete effectively in its market or that future competition will not have a material adverse effect on its business operating results and financial condition.

         Possible Inadequacy of Protection of Software Technology, Tradenames. and Other Proprietary Rights. The Company's success depends in part on its ability to protect its proprietary rights to the technologies and concepts used in its principal products. The Company relies on a combination of copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. There can be no assurance that the Company's existing or future copyrights, trademarks, trade secrets or other intellectual property rights will be of sufficient scope or strength to provide meaningful protection or commercial advantage to the Company. The Company has no software patents. Also, in selling certain of its products, the Company relies on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that such factors would not have a material adverse effect on the Company's business or operating results. The Company may from time to time be notified that it is infringing certain patent or intellectual property rights of others. Combinations of technology acquired through past or future acquisitions and the Company's technology will create new products and technology which may give rise to claims of infringement. While no actions are currently pending against the Company for infringement of patent or other proprietary rights of third parties, there can be no assurance that third parties will not initiate infringement actions against the Company in the future. Any such action could result in substantial cost to and diversion of resources of the Company. If the Company were found to infringe upon the rights of others, no assurance can be given that licenses would be obtainable on acceptable terms or at all, that significant damages for past infringement would not be assessed or that further litigation relative to any such licenses or usage would not occur. The failure to obtain necessary licenses or other rights, or the advent of litigation arising out of any such claims, could have a material adverse effect on the Company's operating results.

         Dependence on Key Management and Technical Personnel. The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, technical and operational personnel, including members of senior management and technical personnel of acquired companies. The Company has agreements providing for the continued employment of its key employees for a period of one or two years. Notwithstanding the agreements, the employees may voluntarily terminate their employment with the Company at any time. The loss of the services of one or more key employees, including key employees of acquired companies, could have a material adverse effect on the Company's operating results. The Company also believes its future success will depend in large part upon its ability to attract and retain additional highly skilled management, technical, marketing, product development and operational personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

         Reliance on and Unique Risks of International Sales. In fiscal 1996, the Company derived approximately 14% of its total revenues from international sales. International business is subject to certain risks including varying technical standards, tariffs and trade barriers, political and economic instability, reduced protection for intellectual property rights in certain countries, difficulties in supporting foreign customers, difficulties in managing foreign distributors, potentially adverse tax consequences, the burden of complying with a wide variety of complex operations, customs, foreign laws, regulations and treaties and the possibility of difficulties in collecting accounts receivable.

         Acquisition-Related Risks. The acquisitions completed by the Company will present it with numerous challenges, including difficulties in the assimilation of the operations, technologies and products of the acquired companies and managing separate geographic operations. Since its initial public offering, the Company has acquired Applied Optical Media Corporation and Virtual Reality Laboratories, Inc. ("VRLI"). See "Mergers and Acquisitions."

         On September 27, 1996, the Company entered into an agreement in principle to acquire FileABC(TM), a Nevada Limited Partnership ("FileABC"), in exchange for cash and shares of the Company's Common Stock. FileABC develops, publishes and markets document imaging, management and archiving software for the Windows(TM) operating systems. The completion of the acquisition of FileABC was subject to certain conditions, including the condition that FileABC continue to have a distribution relationship with Franklin Quest Company ("Franklin Quest") for the distribution of software products. On June 11, 1997, the Company informed FileABC that it would not complete the acquisition of FileABC as a result of Franklin Quest's termination of its distribution relationship with FileABC. The Company is currently evaluating the recoverability of the amounts previously provided to FileABC.

         Other acquisitions may be contemplated by the Company from time-to-time. The Company currently does not have any plans, proposals, arrangements or understandings for the completion of any future mergers or acquisitions. The Company does not have a formal policy regarding related party transactions, but any transactions, including those with related parties, would be subject to review and approval by the Company's Board of Directors and, if required, would be disclosed in the Company's periodic public filings. The process of integrating the business operations of acquired companies into the Company's operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of the Company's business. If the Company's management does not respond to these challenges effectively, the Company's results of operations could be adversely affected. Moreover, there can be no assurance that the anticipated benefits of the acquisitions will be realized. The Company and the acquired companies could experience difficulties or delays in integrating their respective technologies or developing and introducing new products. Delays in, or the non-completion of, the development of these new products, or lack of market acceptance of such products, could have an adverse impact on the Company's future results of operations and result in a failure to realize anticipated benefits of the acquisitions.

         The Company will seek to continue to increase its market share in the home and business software marketplace by focusing on new product development, entering into new distribution agreements and completing additional acquisitions. The Company considers companies that offer products and services similar to those marketed by the Company which would enhance the Company's product offerings and/or broaden the Company's distribution capabilities and increase future revenues and earnings as potential acquisition candidates. No related entities are currently under consideration as acquisition candidates.

         Potential Failure of Product Liability Limitations. The Company's license agreements with customers typically contain provisions designed to limit their exposure to potential product liability claims. However, it is possible that such limitation of liability provisions may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

         Stock Price Volatility. The Company believes that a variety of factors could cause the price of its Common Stock to fluctuate, perhaps substantially, including quarter to quarter variations in operating results; announcements of developments related to its business; fluctuations in its order levels; general conditions in the technology sector or the worldwide economy; announcements of technological innovations; new products or product enhancements by the Company or its competitors; key management changes; changes in joint marketing and development programs; developments relating to patents or other intellectual property rights or disputes; and developments in the Company's relationships with its customers, distributors and suppliers. In addition, in recent years the stock market in general, and the market for shares of software and high technology stock in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock.

         Possible Delisting of Securities. The Common Stock is listed for trading on the Nasdaq SmallCap Market under the symbol ROMT. A listed company may be delisted if it fails to maintain minimum levels of stockholders' equity, shares publicly held, number of stockholders or aggregate market value, or if it violates other aspects of its listing agreement. Although as of March 31, 1997, the Company did not satisfy the minimum level of stockholders' equity required to be listed ($1,000,000), on April 22, 1997, the Company completed a private placement to accredited investors of 1,250,000 shares of Class Three Preferred Stock and Class Three Warrants, which, on a pro forma basis, resulted in the Company's satisfaction of the minimum stockholders' equity requirement for continued listing. The Company continues to seek additional capital and attempts to effect other equity transactions to, among other things, increase its stockholders' equity so that it can continue to meet the minimum stockholders' equity requirements of the Nasdaq SmallCap Market. There can be no assurance that the Company will be able to raise such additional capital or effect other equity transactions to permit the Company to continue to meet Nasdaq's requirements. If the Company fails to satisfy the criteria for continued listing, its Common Stock would be delisted. Public trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets," or on the NASD's "Electronic Bulletin Board." If the Common Stock were delisted, it might be more difficult to dispose of, or even to obtain quotations as to the price of, the Common Stock and the price, if any, offered for the Common Stock could be substantially reduced.

         Risk of Low Priced Stock. If the Common Stock were delisted from trading on the Nasdaq SmallCap Market, and the trading price of the Common Stock were less than $5.00 per share, or the Company had less than $2 million in net tangible assets, trading in the Common Stock would be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under this rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with a net worth in excess of $1 million or an annual income exceeding $200,000 or $300,000 jointly with their spouses) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The requirements of Rule 15g-9, if applicable, may affect the ability of broker/dealers to sell the Company's securities and may also affect the ability of purchasers in this offering to sell their shares in the secondary market. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 (the "Penny Stock Rule") also requires additional disclosure in connection with any trades involving a stock defined as penny stock (any non-Nasdaq equity security that has a market price or exercise price of less than $5.00 per share and less than $2 million in net tangible assets, subject to certain exceptions). Unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the SEC explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure must also be made about commissions payable to both the broker/dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                            MERGERS AND ACQUISITIONS

         The Company and Applied Optical Media Corporation ("AOMC") merged (the "Merger") concurrently with the consummation of the Company's initial public offering in October 1995. Under the terms of the Agreement and Plan of Merger (the "Merger Agreement") entered into by the Company and AOMC, all of the outstanding common shares of AOMC were exchanged for 1,575,000 shares of the Company's Common Stock and 425,000 warrants (the "Merger Warrants"). Each Merger Warrant is exercisable for one share of Common Stock for seven years from the date of issuance at an exercise price of $.50 per share. In addition, as a condition precedent to and concurrently with the Merger, Odyssey Capital Group, L.P. ("Odyssey"), one of the three principal shareholders of AOMC, forgave $371,000 of AOMC debt and exchanged a note for approximately $1,000,000 owed by AOMC to Odyssey for 1,000,000 shares of convertible preferred stock of the Company (the "Odyssey Preferred Stock"). Odyssey also exercised a warrant to acquire 220,662 shares of the Company's Common Stock at an aggregate exercise price of $100,000 concurrently with the closing of the Merger. The Odyssey Preferred Stock has a face value of $1,000,000 and is convertible, beginning October 18, 1997, into Common Stock at a price of $3.30 per share. Prior to the Company's initial public offering, Odyssey had invested $200,000 in the Company as part of a $300,000 bridge financing pending the completion of the initial public offering. Odyssey and John J. Brown, a former officer and director of the Company, were the principal shareholders of AOMC prior to the Merger. John J. Brown and a representative of Odyssey were elected to the

Company's Board of Directors prior to the consummation of the Merger. The terms of the transactions between Odyssey, the Company and AOMC were the product of arm's length negotiations on terms that management of the Company believes represented market terms for such transactions.

         The Company acquired VRLI in April 1996 in a merger of VRLI with a newly-formed, wholly-owned subsidiary of the Company. In connection with the acquisition, the Company issued a total of 1,284,440 shares of its Common Stock in exchange for all of the equity interest in VRLI, which included common stock, stock options, convertible subordinated debt and a $100,000 promissory note to an officer and director of VRLI. The principal shareholders of VRLI prior to the acquisition were Lance Woeltjen, who is currently an officer and director of the Company, and Clint Woeltjen. The purchase price and other terms of the transaction with VRLI were negotiated at arm's length.

                                 USE OF PROCEEDS

         RomTech will not receive any proceeds from the sale of the Shares by the Selling Shareholders. RomTech will receive the proceeds from the issuance of Shares to the Selling Shareholders upon exercise of the Class Two Warrants, the Class Three Warrants, and certain warrants issued to PJM Trading Company (the "PJM Warrants") and Sterling Capital LLC (the "Sterling Warrants"). Assuming the exercise of all of the Class Two Warrants, the Class Three Warrants, the PJM Warrants and the Sterling Warrants outstanding during fiscal 1998, the Company anticipates that it would use the proceeds as follows:

    Debt repayment                                     $1,400,000
    Redeem Class One Convertible Preferred Stock        1,000,000
    Product development                                   500,000
    Sales and marketing                                   500,000
    General working capital                               300,000
                                                       ----------
             Total use of proceeds                     $3,700,000

                              SELLING SHAREHOLDERS

         The following table sets forth certain information as of May 31, 1997 regarding the ownership of shares of RomTech Common Stock by each Selling Shareholder and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the shares and the Selling Shareholders may offer the shares for resale from time to time. See "Plan of Distribution."

                                            No. of Shares         No. of Shares         Number of          % of Shares
Name of                                      Owned Before         Shares Being         Shares Owned        Owned After
Selling Shareholder                        the Offering(1)      Offered for Sale    After the Offering     the Offering
-------------------                        ---------------      ----------------    ------------------     ------------

Sanford I. Feld......................     505,852  (2)(3)            346,227              159,625               2.4%
Nick J. Spatola......................      75,289  (2)(3)             65,289               10,000               *
Rosario Spatola......................      32,177  (2)(3)             29,677                2,500               *
Robert W. Gordon.....................      33,013  (2)(3)             30,013                3,000               *
Daniel Zelinsky......................     160,275  (2)(3)(4)          49,461                2,000               *
Ann Zelinsky Trust, dtd 7/27/89 .....     108,814  (2)(3)(5)         108,814                ---                 *
Alan D. Zelinsky Trust, dtd 5/28/92 .      98,922  (2)(3)(6)          98,922                ---                 *
Herman L. Brockman...................      77,299  (2)(3)             64,299               13,000               *
Marco & Barbara Cutinello ...........      11,242  (2)(3)              9,892                1,350               *
Franklin H. Spirn, M.D. and
Anthony J. Inverno, M.D..............     202,458  (2)(3)            148,383               54,075               *
Sycamore Group, Ltd., Inc............     104,816  (2)(3)(7)          74,191               30,625               *
James Souza, Jr......................      21,338  (2)(3)             14,838                6,500               *
Jeffrey H. London....................      21,684  (2)(3)             19,784                1,900               *
Marvin F. Kraushar, M.D..............      74,191  (2)(3)             74,191                ---                 *
Robert Bier, D.P.M...................      29,230  (2)(3)             24,730                4,500               *
Odyssey Capital Group, L.P...........   1,334,864  (8)                98,922            1,235,942              18.8%
Stanley Dickson, Jr..................     229,358  (9)(10)           241,858                ---                 *
Sovereign Partners, L.P..............     458,716  (9)(10)(11)       483,716                ---                 *
FT Trading Company...................     229,358  (9)(12)           241,858                ---                 *
Thomson Kernaghan & Co., Ltd.........     229,358  (9)(10)(13)       241,858                ---                 *
Sterling Capital, LLC................           0  (14)                9,511                ---                 *
PJM Trading Company, Inc.............     391,488  (15)              177,988              213,500               *
H.J. Meyers & Co., Inc...............       7,000  (16)                7,000                ---                 *

----------
* Less than one percent of the outstanding Common Stock of RomTech, Inc.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC Rules, shares which may be acquired upon exercise of stock options, warrants or other rights which are currently exercisable or which become exercisable within sixty days of the date of the information in the table are deemed to be beneficially owned by the Selling Shareholder. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes the following number of shares of Common Stock issuable upon the conversion of the Company's Class Two Preferred Stock within 60 days of May 31, 1997 based upon an assumed conversion price of $1.41 per share: Mr. Feld, 248,227 shares; Nick Spatola,46,809 shares; Rosario Spatola, 21,277 shares; Mr. Gordon, 21,518 shares; Daniel Zelinsky, 113,475 shares; Ann Zelinsky Trust dtd 7/27/89, 78,014 shares; Alan D. Zelinsky Trust dtd 5/28/92, 70,922 shares; Mr. Brockman, 46,099 shares; Mr. & Mrs. Cutinello, 7,092 shares; Messrs. Spirn and Inverno, 106,383 shares; Sycamore Group, Ltd.,53,191 shares; Mr. Souza, 10,638 shares; Mr. London, 14,184 shares; Dr. Kraushar, 53,191 shares; and Dr. Bier, 17,730 shares.

(3) Includes the following number of shares of Common Stock issuable upon exercise of Class Two Warrants which are exercisable within 60 days of May 31, 1997: Mr. Feld, 98,000 shares; Nick Spatola, 18,480 shares; Rosario Spatola, 8,400 shares; Mr. Gordon, 8,495 shares; Daniel Zelinsky, 44,800 shares; Ann Zelinsky Trust dtd 7/27/89, 30,800 shares; Alan D. Zelinsky Trust dtd 5/28/92, 28,000 shares; Mr. Brockman, 18,200 shares; Mr. and Mrs. Cutinello, 2,800 shares; Messrs. Spirn and Inverno, 42,000 shares; Sycamore Group, Ltd., Inc., 21,000 shares; Mr. Souza, 4,200 shares; Mr. London, 5,600 shares; Dr. Kraushar, 21,000 shares; Dr. Bier, 7,000 shares; and Odyssey Capital Group, 28,000 shares.

(4) Includes 108,814 shares issuable upon conversion of the Class Two Preferred Stock and upon exercise of Class Two Warrants held by the Ann Zelinsky Trust dated 7/27/89 (the "Ann Zelinsky Trust"), of which Daniel Zelinsky shares investment and voting control as a trustee. Daniel Zelinsky is one of two beneficiaries of the Ann Zelinsky Trust. Also includes 2,000 shares of Common Stock held in trust for the benefit of Daniel Zelinsky's spouse. Daniel Zelinsky shares voting and investment control of such shares.

(5) Voting and investment control of the shares beneficially owned by the Ann Zelinsky Trust is shared by each of Alan D. Zelinsky and Daniel Zelinsky, trustees of the Ann Zelinsky Trust. Alan D. Zelinsky and Daniel Zelinsky are the beneficiaries of the Ann Zelinsky Trust.

(6) Excludes shares beneficially owned by Alan D. Zelinsky individually and as a trustee of the Ann Zelinsky Trust.

(7) Voting and investment power of the shares of Common Stock beneficially owned by Sycamore Group, Ltd., Inc. ("Sycamore") are controlled by George
     M. Spiridis, President of Sycamore.

(8) Voting and investment power of the shares of Common Stock held by Odyssey Capital Group L.P. ("Odyssey") are controlled by John P. Kirwin, III, Bruce
     E. Terker and Kirk B. Griswold, the principals of Odyssey. Excludes 20,000 shares of Common Stock issuable upon exercise of stock options granted to Mr. Kirwin, as a non-employee director of the Company, pursuant to the Company's 1995 Amended and Restated Stock Option Plan. All of these options are currently exercisable. Excludes 303,030 shares of Common stock issuable upon the conversion of the shares of the Company's Class One Preferred Stock, held by Odyssey, which Class One Preferred Stock cannot be converted until October 18, 1997. Includes 70,922 shares of Common Stock issuable upon conversion of the Company's Class Two Preferred Stock within sixty
     (60) days of May 31, 1997 at an assumed conversion price of $1.41 per share. Includes 28,000 shares of Common Stock issuable upon exercise of the Class Two Warrants, which are exercisable within sixty (60) days of May 31, 1997 . Excludes an aggregate of 1,313 shares of Common Stock which Odyssey has agreed to transfer to certain other shareholders within 60 days of the date hereof.

(9) The number of shares beneficially owned before the offering, and the number of shares being offered for sale, are subject to adjustment in accordance with the terms of the Class Three Preferred Stock as set forth in the certificate of designation for the Class Three Preferred Stock. The Company is not able to determine the actual number of shares beneficially owned, and the number of shares being offered for sale, since such number is based on fluctuating market prices. See "Recent Sales of Securities" under "Risk Factors."

(10) Includes the following number of shares of Common Stock issuable upon the conversion of the Company's Class Three Preferred Stock (one half of which is convertible beginning five (5) days after the Registration Statement (of which this Prospectus is a part) is declared effective by the SEC, and the remaining half of which is convertible beginning 30 days thereafter), based upon an assumed conversion price of $1.09: Mr. Dickson, 229,358 shares; Sovereign Partners, L.P., 458,716 shares; and Thomson Kernaghan & Company, Ltd., 229,358 shares. Excludes the following number of shares of Common Stock issuable upon exercise of the Class Three Warrants, which become exercisable beginning on October 9, 1997; Mr. Dickson, 12,500 shares; Sovereign Partners, L.P., 25,000 shares; and Thomson Kernaghan & Company, Ltd., 12,500 shares.

(11) Voting and investment power of the shares of Common Stock beneficially owned by Sovereign Partners, L.P. ("Sovereign") are controlled by Steve Hicks, President of Southridge Capital Management, Inc., the corporate general partner of Sovereign.

(12) Voting and investment power of the shares of Common Stock beneficially owned by FT Trading Company ("FT") are controlled by John Porter and Brian Porter, the principal owners of J&B Trading, LLC and Future Trade, LLC, which companies are the principal owners of FT. Includes 229,358 shares of Common Stock issuable upon the conversion of the Company's Class Three Preferred Stock (one half of which is convertible beginning five (5) days after the Registration Statement (of which this Prospectus is a part) is declared effective by the SEC, and the remaining half of which is convertible beginning 30 days thereafter), based on an assumed conversion price of $1.09. Excludes 12,500 shares of Common Stock issuable upon exercise of the Class Three Warrants, which become exercisable beginning on October 17, 1997.

(13) Voting and investment power of the shares of Common Stock beneficially owned by Thomson Kernaghan & Co. Ltd. are controlled by VMH Management, Ltd., of which Mark Valentine is President.

(14) Excludes 9,511 shares of Common Stock issuable upon exercise of Common Stock issuable upon exercise of common stock warrants which become exercisable beginning on October 10, 1997.

(15) Voting and investment power of the shares of Common Stock beneficially owned by PJM Trading Company, Inc. ("PJM") are controlled by Pamin Koritsoglou and Marlene Koritsoglou, the principals of PJM. Includes 177,988 shares of Common Stock issuable upon exercise of common stock warrants which become exercisable beginning on July 30, 1997.

(16) Voting and investment control of the shares of Common Stock beneficially owned by H. J. Meyers & Co., Ltd. are controlled by James Villa, Secretary of H.J. Meyers & Co., Ltd.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby by the Selling Shareholders may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the Nasdaq SmallCap Market, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions between the Selling Shareholders and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon RomTech being notified by a Selling Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

         RomTech shall pay all expenses incident to the registration of the Common Stock, including, without limitation, the filing of the Registration Statement of which this Prospectus is a Part, including all registration and filing fees, fees and expenses of compliance with state securities or "blue sky" laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants retained by the Company and all fees and expenses incurred in connection with the listing of Common Stock on the Nasdaq SmallCap Market. Each Selling Shareholder shall pay all expenses relating to the sale of the shares including any commissions, discounts or other fees payable to broker-dealers and any attorney fees or other expenses incurred by such Selling Shareholder.

                                  LEGAL MATTERS

         An opinion has been rendered by the law firm of McCausland, Keen & Buckman, Radnor, Pennsylvania, to the effect that the shares of Common Stock offered by the Selling Shareholders hereby are legally issued, fully paid and non-assessable.

                                     EXPERTS

         The consolidated financial statements of RomTech as of June 30, 1996 and for each of the years in the two-year period ended June 30, 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

No dealer, salesman or other person has beenauthorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by RomTech or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of RomTech or that information contained herein is correct as of any time subsequent to the date hereof.

                                   ----------


                                TABLE OF CONTENTS

Available Information........................................................2
Incorporation of Documents by Reference......................................2
Forward-Looking Statements...................................................3
The Company..................................................................3
Risk Factors.................................................................3
Mergers and Acquisitions.....................................................9
Use of Proceeds.............................................................10
Selling Shareholders........................................................11
Plan of Distribution........................................................13
Legal Matters...............................................................14
Experts  ...................................................................14




                                2,661,422 Shares



                                  ROMTECH, INC.



                                  COMMON STOCK







                           -------------------------

                                   PROSPECTUS

                           -------------------------









                                  JUNE 27, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.


Securities and Exchange Commission Registration Fee* .......            $ 2,425
Legal Fees and Expenses.....................................             15,000
Accounting Fees and Expenses................................              3,500
Miscellaneous...............................................              2,000
                                                                      ---------
                                  Total..................               $22,925
                                                                      =========

*  Exact, all other fees and expenses are estimates


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

         Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

         Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expense provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

         For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, reference is made to
Article 23 of the Company's Bylaws, which provides in general that the Company shall indemnify its officers and directors to the fullest extent authorized by law.


ITEM 16. EXHIBITS.

NUMBER            DOCUMENT

5.1 Opinion of McCausland, Keen & Buckman as to the validity of the issuance of the shares of RomTech Common Stock to be registered.

23.1              Consent of KPMG Peat Marwick LLP

23.2              Consent of McCausland, Keen & Buckman (included in Exhibit
                  5.1).


ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes that:

         (1) It will include any material information with respect to the plan of distribution by means of a post-effective amendment not previously disclosed in this registration statement or any material change to such information in this registration statement.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of RomTech pursuant to the foregoing provisions, or otherwise, RomTech has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by RomTech of expenses incurred or paid by a director, officer or controlling person of RomTech in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, RomTech will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Langhorne, Pennsylvania, on the date indicated.

Date: June 27, 1997

                                  ROMTECH, INC.

                                  By: /s/ Joseph A. Falsetti
                                     -----------------------------------------
                                      Joseph A. Falsetti, Chairman, Chief
                                       Executive Officer and Director


                                  By: /s/ Gerald W. Klein
                                      -----------------------------------------
                                      Gerald W. Klein, Vice President, Chief
                                       Financial Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.



Lance Woeltjen *                Chief Technological Officer, General Manager,
                                President of Virtual Reality Laboratories, and
                                Director

Thomas D. Parente *             Director

John Paul Kirwin, III *         Director



----------------
* Joseph A. Falsetti, by signing his name hereto on the date indicated, does sign this Registration Statement on behalf of each of the indicated directors of the Registrant, pursuant to Powers of Attorney executed by each of such directors and filed with the Securities and Exchange Commission.



/s/ Joseph A. Falsetti                               Date: June 27, 1997
-------------------------------------                      --------
Joseph A. Falsetti, Attorney-in-Fact

                                  EXHIBIT INDEX


NUMBER            DOCUMENT

 5.1              Opinion of McCausland, Keen & Buckman

23.1              Consent of KPMG Peat Marwick LLP